Exhibit 10.31

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

MATERIAL TRANSFER AND OPTION AGREEMENT

This Material Transfer and Option Agreement (this “Agreement”) is made and entered into as of June 17, 2021 (the “Effective Date”) between Jasper Therapeutics, Inc., a Delaware corporation with a principal place of business at 2200 Bridge Pkwy Suit #102, Redwood City, CA 94065 (“Jasper”), and Aruvant Sciences GmbH, a company incorporated under the laws of Switzerland, having a place of business at Viaduktstrasse 8, 4051 Basel, Switzerland (“Aruvant”). Jasper and Aruvant are referred to each as a “Party” or collectively as the “Parties”, respectively.

RECITALS

WHEREAS, Jasper has developed the JSP191 antibody which binds to the CD117 receptor for stem cell factor on blood forming cells;

WHEREAS, Aruvant has developed the ARU-1801 sickle cell disease gene corrected blood stem cell therapy; and

WHEREAS, the Parties are interested in undertaking the Research Plan (attached as Exhibit C) (the “Research Plan”) to study JSP191 in combination with additional conditioning compounds as a conditioning regimen for ARU-1801, based on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

1. Definitions.

1.1 Definitions. (i) For purposes of this Agreement, the following initially capitalized terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, whether now or in the future. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“ARU-1801” means Aruvant’s ARU-1801 sickle cell disease gene corrected blood stem cell therapy, together with any and all modifications and improvements thereto.

“Aruvant Background IP” means any and all Intellectual Property (a) Controlled by Aruvant as of immediately prior to the Effective Date or (b) that becomes Controlled by Aruvant at any time during the Term outside the scope of any of Aruvant’s activities under this Agreement.

“Aruvant Materials” means the materials set forth in Exhibit B.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Confidential Information” has the meaning set forth in the MNDA.

“Control” or “Controlled” means, with respect to any Intellectual Property, the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant a license under such Intellectual Property to the other Party under the terms and conditions of this Agreement without violating the terms of any agreement with any third party and without requiring payment of any consideration to any third party.

“EMA” means the European Medicines Agency, or any successor thereto.

“FDA” means the U.S. Food and Drug Administration, or any successor thereto.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

”IND” means an investigational new drug application filed with the FDA for approval to commence clinical trials in the United States as defined by 21 C.F.R. § 312.3.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including any and all of the following: (a) patents and pending patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, supplementary protection certificates, certificates of invention, national and multinational statutory invention registrations and similar statutory rights (“Patents”), (b) trademarks, service marks, certification marks, logos, trade names and trade dress, including all registrations and applications for registration of, and all goodwill associated with, the foregoing (“Trademarks”), (c) copyrights and registrations and applications for registration thereof, and (d) inventions, processes, methods, techniques, compositions of matter, articles of manufacture, apparatus, discoveries, findings, documentation, reports, materials, writings, designs, computer software, technology, assays, trade secrets, formulae, know-how, data, specifications, technical information, and other similar types of confidential and proprietary documentation, materials and information.

“Jasper Background IP” means any and all Intellectual Property (a) Controlled by Jasper as of immediately prior to the Effective Date or (b) that becomes Controlled by Jasper at any time during the Term outside the scope of any of Jasper’s activities under this Agreement.

“Jasper Materials” means the materials set forth in Exhibit A.

“JSP191” means Jasper’s JSP191 antibody, which binds to the CD117 receptor for stem cell factor on blood forming cells, together with any and all modifications and improvements thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Providing Party” means (a) with respect to the Aruvant Material, Aruvant and (b) with respect to the Jasper Material, Jasper.

“Receiving Party” means (a) with respect to the Aruvant Material, Jasper and (b) with respect to the Jasper Material, Aruvant.

(ii) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Aruvant	Preamble
Aruvant […***…] Milestone Payments	Exhibit D
Aruvant […***…] Milestones	Exhibit D
Aruvant Improvements	10.4
Clinical Supply Agreement	8.1
Collaboration Agreement	8.1
Effective Date	Preamble
Election Period	Exhibit D
Indemnified Party	13.1
Indemnifying Party	13.1
Jasper	Preamble
Jasper Improvements	10.3
Joint Collaboration IP	10.7
JSC	5.1
Material or Materials	2.1
MNDA	9.1
[…***…]	6.2
Option	8.1
Option Term	8.1
Party or Parties	Preamble
Prosecution	10.10
Reports	4.1
Research Plan	Preamble
SCD Patient Studies	6.1
Term	11.1
Third Party	Exhibit D
Third Party […***…] Milestone Payments	Exhibit D
Third Party […***…] Milestones	Exhibit D
Third Party R&D Agreement	Exhibit D

1.2 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. All amounts due hereunder shall be payable in funds denominated in U.S. Dollars.

2. Supply of Materials; Research Plan.

2.1 Supply of Material. Promptly following full execution of this Agreement: (i) Jasper shall deliver or otherwise transfer, or cause to be delivered or otherwise transferred, the Jasper Materials, […***…], to (a) Aruvant, (b) an Affiliate of Aruvant or (c) a contractor of Aruvant as Aruvant may designate in writing to Jasper and that is reasonably acceptable to Jasper and bound by obligations of confidentiality and non-use of the Jasper Materials that are no less protective than the terms and conditions of this Agreement, in each case, solely for use in connection with the Research Plan and performing the activities contemplated under the Research Plan, in such amounts as specified in Exhibit A, and Jasper shall perform all of its obligations under the Research Plan; and (ii) Aruvant shall deliver or otherwise transfer, or cause to be delivered or otherwise transferred, the Aruvant Materials, […***…], to (a) Jasper, (b) an Affiliate of Jasper or (c) a contractor of Jasper as Jasper may designate in writing to Aruvant and that is reasonably acceptable to Aruvant and bound by obligations of confidentiality and non-use of the Aruvant Materials that are no less protective than the terms and conditions of this Agreement, in each case, solely for use in connection with the Research Plan and performing the activities contemplated under the Research Plan, in such amounts as specified in Exhibit B, and Aruvant shall perform all of its obligations under the Research Plan. The Jasper Materials and Aruvant Materials are referred to each as “Material”, and collectively, the “Materials”.

3. Permitted Use of Materials; Restrictions.

3.1 Permitted Use of Materials. Notwithstanding anything in this Agreement to the contrary, (i) the Providing Party shall remain the sole owner of the Providing Party’s Material, (ii) the Receiving Party shall not, and shall not cause or permit any other Person to: (a) be permitted to use any Material provided by the Providing Party for any further research or development activities, outside the Research Plan, including for any commercialization purposes; (b) provide or disclose the Providing Party’s Material or any information related to any of the foregoing to any other third party without the Providing Party’s prior written consent, which may be granted or withheld in the Providing Party’s sole and absolute discretion, except that the Receiving Party may provide and disclose the Providing Party’s Material without such consent to Affiliates and contractors and employees of the Receiving Party for purposes of conducting the Research Plan, in each case who are (1) made aware of the proprietary nature of such Materials, (2) bound by confidentiality and non-use obligations with respect to such Materials that are no less restrictive than those obligations provided in this Agreement and the MNDA, and (3) adequately qualified and experienced to handle and use such Materials; or (c) reverse-engineer or analyze, or cause and/or permit reverse-engineering or analysis of the Providing Party’s Material, whether physically, chemically or biologically (it being understood that the foregoing shall not restrict either Party from analyzing the characteristics of the Materials in accordance with and solely to the extent reasonably necessary for purposes of the Research Plan). In the event that the Parties do not enter into a Collaboration Agreement prior to the expiration or termination of this Agreement, the Receiving Party shall immediately return to the Providing Party any unused Material of the Providing Party after expiration or termination of this Agreement, without the Providing Party’s request.

3.2 No Transfer to Third Parties; No Sale. Notwithstanding anything in this Agreement to the contrary, in no event shall any delivery or transfer of any Materials to the Receiving Party constitute a sale of, or the grant of an option for, or, except as expressly provided in this Agreement to the extent necessary for the Receiving Party to conduct the Research Plan, a license in or to, any right, title or interest in or to any such Materials or any Intellectual Property rights therein or otherwise relating thereto.

3.3 Experimental Nature. The Receiving Party acknowledges and agrees that the Providing Party’s Material is experimental in nature, may have hazardous properties and unknown properties and shall be handled and used with caution.

3.4 Compliance with Law. The Receiving Party shall use the Providing Party’s Materials in compliance with all Applicable Law (including in accordance with Good Laboratory Practice under Applicable Law). In accordance with the requirements of any and all Applicable Laws governing the shipment of drugs, each Party hereby certifies that it is regularly engaged in conducting tests for laboratory research purposes.

3.5 Safety Reporting. Each Party shall comply with any and all safety reporting procedures and requirements under Applicable Law, including (i) any such reporting procedures and requirements relating to any serious or unexpected event, injury, toxicity or sensitivity reaction associated with the Materials and (ii) to the extent permitted by Applicable Law, applicable reporting procedures and requirements set forth in either Party’s guidelines as such Party or any of its Affiliates may supply to the other Party from time to time. If either Party has or receives any information regarding any adverse event which may be related to the use of ARU-1801 or JSP191, such Party shall promptly provide the other Party with all such information to enable such other Party to comply with all Applicable Laws with respect thereto.

4. Reports.

4.1 Reports. Each Party shall undertake in a timely and professional manner, in accordance with industry best practices and all Applicable Law, all studies and analyses designated for performance by such Party set forth in the Research Plan and will furnish to the other Party a written report detailing the uses made of the Materials and a description of the results including all data and relevant procedures made or obtained by such Party during the course of the Research Plan (the “Reports”).

5. Joint Steering Committee.

5.1 Steering Committee. Within […***…] after the Effective Date, the Parties will establish a Joint Steering Committee comprised of […***…] representatives of Jasper and […***…] representatives of Aruvant (collectively, the “JSC”). Each Party’s JSC representatives shall be of the seniority and experience appropriate for service on the JSC in light of the functions, responsibilities, and authority of the JSC. Each Party may replace any or all of its representatives on the JSC with individuals of appropriate experience and seniority at any time upon written notice to the other Party. With the consent of the other Party (which will not be unreasonably withheld or delayed), each Party may invite employees and, subject to the other Party’s consent (which will not be unreasonably withheld or delayed), consultants to attend meetings of the JSC, subject to such employees and consultants undertaking confidentiality obligations, whether in a written agreement or under professional duties, no less stringent than the requirements of this Agreement and the MNDA.

5.2 JSC Chairperson. The JSC shall be led by […***…], […***…] designated by […***…], whose responsibilities shall include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. The JSC […***…] will have the responsibility for running each meeting of the JSC.

5.3 Meetings. The JSC shall meet in person or by teleconference or video conference at a minimum of once semi-annually, on such dates and at such places and times as the Parties shall mutually agree. Without limiting the foregoing, either Party shall have the right to call a meeting of the JSC, at a time and in a manner mutually agreed upon by the Parties (which agreement shall not be unreasonably withheld or delayed), provided that such right shall be used reasonably, taking into account the frequency in which prior meetings have been held, the status of the objectives set or discussed at such prior meetings, and the importance of the items that such Party wishes to discuss. Meetings of the JSC, when conducted in person, shall alternate between the offices of Jasper and Aruvant, or such other place as the Parties may mutually agree. The members of the JSC also may convene or be consulted from time to time by means of telecommunications, video conferences, electronic mail, or other method of correspondence, as deemed necessary or appropriate. Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating. Each Party will be responsible for all of its own expenses of participating in the JSC meetings. The Parties will endeavor to schedule meetings of the JSC at least […***…] in advance. The JSC […***…] will mutually prepare the meeting agenda, and will prepare and circulate for review and approval by the JSC representatives written minutes of such meeting within […***…] after such meeting. The Parties will agree on the minutes of each meeting promptly but in no event later than […***…].

5.4 Responsibilities. The JSC will review and advise with respect to the overall research and development activities conducted by the Parties under this Agreement and within such scope will: (i) review, discuss, and comment on, but not exercise any decision-making authority with respect to, updates and amendments to the Research Plan; and (ii) attempt to resolve any disputes under this Agreement on an informal basis in accordance with Section 5.5.

5.5 Decision-Making Authority. Subject to the remainder of this Section 5.5, all decisions of the JSC shall be made by […***…], with each Party’s JSC representatives collectively having […***…]. Upon […***…] prior written notice, either Party may convene a special meeting of the JSC for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of the JSC. If the JSC is unable to reach a consensus with respect to a dispute within […***…], then the dispute shall be submitted to the executive officers of Jasper and Aruvant for resolution. If such escalated dispute cannot be resolved within […***…] of the dispute being submitted to the executive officers, then such dispute shall be subject to the provisions of Section 14.5.

6. Allocation of Costs.

6.1 SCD Patient Studies. For any patient studies undertaken by Aruvant to evaluate JSP191 as part of a conditioning regimen for ARU-1801 (“SCD Patient Studies”) as outlined in the Research Plan, (i) Aruvant will be responsible for all costs incurred by Aruvant in connection with such SCD Patient Studies and (ii) Jasper will be responsible for […***…] in connection with […***…] in the performance of the SCD Patient Studies, including costs associated with […***…].

6.2 […***…]

7. Milestones.

7.1 Milestones. Subject to the terms and conditions of this Agreement, Aruvant will pay Jasper the following […***…] milestone payments: (i) […***…] ([…***…]) within […***…] following execution of this Agreement and (ii) […***…] ([…***…]) within […***…] following […***…].

7.2 Method of Payments. Each payment by Aruvant hereunder shall be made by electronic transfer in immediately available funds, at Aruvant’s election, via either a bank wire transfer or any other means of electronic funds transfer to a bank account specified in writing by Jasper to Aruvant. Jasper may change such account by written notice at least five (5) Business Days before any payment is due.

7.3 Withholding Taxes. To the extent that either Party is required by Applicable Law to withhold or deduct any amounts from any payments to be made to the other Party under this Agreement, such Party shall be entitled to withhold or deduct such amounts and such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding were made. Each Party shall (in consultation and cooperation with the other) use commercially reasonable efforts to attempt to lawfully mitigate, reduce or avoid such withholdings or deductions.

8. Option.

8.1 Option. Jasper hereby grants to Aruvant an exclusive option (“Option”) to obtain additional licenses under the Jasper Background IP and Jasper Improvements, in each case upon the terms set forth in Exhibit D and in accordance with this Section 8. Aruvant shall have the right, but not the obligation, to exercise the Option at any time during the period that begins on the Effective Date and ends on the earlier of […***…] following the date upon which Aruvant is in possession of (i) […***…] of data and results generated under the Research Plan (including all Reports from Jasper) for the […***…] and (ii) all data and results generated under the Research Plan (including all Reports from Jasper) for the […***…] following completion of the […***…] (the “Option Term”). Notwithstanding the foregoing, in no event will the Option Term continue for a period longer than […***…] from the Effective Date.

8.2 Collaboration Agreement and Supply Agreement. Upon any such exercise of the Option by Aruvant, (i) the Parties shall commence good faith negotiations and use their best efforts to enter into (a) a definitive collaboration agreement (the “Collaboration Agreement”) for the purpose of obtaining regulatory approval from the FDA and EMA for the use of ARU-1801 with JSP191 as part of the conditioning regimen and (b) a definitive clinical supply agreement (the “Clinical Supply Agreement”) for supplying JSP191 in connection with the clinical development of ARU-1801 pursuant to the Collaboration Agreement, in each case where such Collaboration Agreement and Clinical Supply Agreement shall be entered into within […***…] following Aruvant’s exercise of the Option or such longer period as may be mutually agreed upon by the Parties in writing (the “Negotiation Period”); provided that such Collaboration Agreement and Clinical Supply Agreement shall include terms consistent with, and in no event less favorable to Aruvant than, the terms set forth on Exhibit D and (ii) the terms and conditions indicated as “BINDING UPON OPTION EXERCISE” in the term sheet set forth in Exhibit D shall automatically and immediately come into full force and effect as of the date of any exercise of the Option by Aruvant (it being understood that, in connection with any exercise of such Option by Aruvant, Aruvant shall have the right to conduct due diligence in connection with the Collaboration Agreement and Clinical Supply Agreement during the Negotiation Period, and Jasper shall provide to Aruvant such documents, records and other information and reasonable access to Jasper employees as may be requested by Aruvant, which documents, records and information shall be treated as confidential information in accordance with the MNDA). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, in the event that Aruvant exercises the Option, (A) the milestone payments set forth in Exhibit D shall be the only payments payable by Aruvant to Jasper pursuant to the Collaboration Agreement and no other consideration shall be payable by Aruvant to Jasper thereunder and (B) any supply of JSP191 by Jasper to Aruvant under the Clinical Supply Agreement shall be […***…].

8.3 Limitations. During the Option Term (unless this Agreement is terminated prior to the expiration of the Option Term), Jasper shall not, and shall not permit its Affiliates to, directly or indirectly, sell, license, grant, encumber, transfer, assign or otherwise convey to any third party any right, title, interest or license in, to or under any Jasper Background IP, Jasper Improvements or Joint Collaboration IP, or otherwise enter into any agreement or arrangement (including a non-binding letter of intent or similar arrangement) with any third party, in each case, that conflicts with or is otherwise inconsistent with, or would otherwise frustrate the purpose or intent of, the Option (it being understood that, to the fullest extent possible, any sale, license, grant, encumbrance, transfer, assignment or conveyance in violation or contravention of the foregoing shall be null and void ab initio).

9. Confidentiality; Press Release.

9.1 Mutual Nondisclosure Agreement. The terms and conditions of the Mutual Nondisclosure Agreement between the Parties dated as of […***…] (the “MNDA”) shall apply to this Agreement and are hereby incorporated herein. For the avoidance of doubt, Aruvant’s Confidential Information includes all Aruvant Materials and Jasper’s Confidential Information includes all Jasper Materials. The terms and conditions of this Agreement shall be deemed Confidential Information of each Party for the purposes of this Agreement; provided that each Party may disclose the terms and conditions of this Agreement (i) in confidence, to its legal advisors, accountants, banks and present and prospective financing sources and their advisors; (ii) in connection with the enforcement of this Agreement or rights under this Agreement; (iii) in confidence, in connection with an actual or proposed merger, acquisition or similar transaction involving such Party; (iv) in confidence, to its Affiliates; (v) as required by applicable securities laws or the rules of any stock exchange on which securities of such Party are traded or any other Applicable Law; provided that prior to making any such disclosure, such Party shall provide written notice to the other Party regarding the nature and extent of the disclosure and seek to obtain confidential treatment, to the extent available, for such Confidential Information; or (vi) as mutually agreed upon by the Parties in writing.

9.2 Press Releases and Disclosure. Neither Party may issue any press release or make any public announcements regarding this Agreement or any matter covered by this Agreement, without the prior written consent of the other Party. The Parties shall agree on an initial press release regarding this Agreement in the form set forth in Exhibit E to be issued at such time(s) as are set forth in Exhibit E. In the event that a press release or public announcement regarding this Agreement has been made in compliance with this Agreement, each Party may make subsequent press releases or public announcements disclosing the same content without the other Party’s prior review or written consent.

10. Intellectual Property Rights / Results.

10.1 Ownership of Jasper Background IP. As between the Parties, Jasper shall solely and exclusively own and retain all right, title and interest in and to all Jasper Background IP. For the avoidance of doubt, all Jasper Materials are and shall remain the sole and exclusive property of Jasper.

10.2 Ownership of Aruvant Background IP. As between the Parties, Aruvant shall solely and exclusively own and retain all right, title and interest in and to all Aruvant Background IP. For the avoidance of doubt, all Aruvant Materials are and shall remain the sole and exclusive property of Aruvant.

10.3 Ownership of Jasper Improvements. As between the Parties, Jasper shall solely and exclusively own any and all Intellectual Property developed by either Party in connection with the Research Plan or this Agreement (either independently or jointly) that is exclusively related to JSP191 (the “Jasper Improvements”). Aruvant hereby irrevocably and unconditionally assigns to Jasper all right, title, and interest Aruvant may have in or to any and all Jasper Improvements. Aruvant shall promptly disclose in writing to Jasper any and all Jasper Improvements Aruvant or its Affiliates may develop in the course of performing the Research Plan, including all invention disclosures or other similar documents describing such Jasper Improvements, and respond promptly to all reasonable written requests from Jasper for more information relating to such Jasper Improvements.

10.4 Ownership of Aruvant Improvements. As between the Parties, Aruvant shall solely and exclusively own any and all Intellectual Property developed by either Party in connection with the Research Plan or this Agreement (either independently or jointly) that is exclusively related to ARU-1801 (the “Aruvant Improvements”). Jasper hereby irrevocably and unconditionally assigns to Aruvant all right, title, and interest Jasper may have in or to any and all Aruvant Improvements. Jasper shall promptly disclose in writing to Aruvant any and all Aruvant Improvements Jasper or its Affiliates may develop in the course of performing the Research Plan, including all invention disclosures or other similar documents describing such Aruvant Improvements, and respond promptly to all reasonable written requests from Aruvant for more information relating to such Aruvant Improvements.

10.5 License to Aruvant for Jasper Background IP and Jasper Improvements. Subject to the terms and conditions of this Agreement, Jasper, on behalf of itself and its Affiliates, hereby grants to Aruvant a limited non-exclusive, non-transferable, non-sublicensable, royalty-free license during the Term of this Agreement under the Jasper Background IP and Jasper Improvements (other than Trademarks) necessary to use the Jasper Materials, in each case solely to use the Jasper Materials to the extent reasonably necessary for Aruvant to conduct its obligations under the Research Plan and this Agreement during the Term in accordance with the terms and conditions of this Agreement.

10.6 License to Jasper for Aruvant Background IP and Aruvant Improvements. Subject to the terms and conditions of this Agreement, Aruvant, on behalf of itself and its Affiliates, hereby grants to Jasper a limited non-exclusive, non-transferable, non-sublicensable, royalty-free license during the Term of this Agreement under the Aruvant Background IP and Aruvant Improvements (other than Trademarks) necessary to use the Aruvant Materials, in each case solely to use the Aruvant Materials to the extent reasonably necessary for Jasper to conduct its obligations under the Research Plan and this Agreement during the Term in accordance with the terms and conditions of this Agreement.

10.7 Ownership of Joint Collaboration IP. Except as provided above with respect to Jasper Background IP, Aruvant Background IP, Jasper Improvements and Aruvant Improvements, the Parties shall jointly own, without a duty of accounting, all other Intellectual Property that either Party creates or develops solely or jointly with the other Party or any other Person in connection with the Research Plan or this Agreement (“Joint Collaboration IP”). To the extent a Party is the sole owner of any Joint Collaboration IP upon its creation then such Party hereby assigns to the other Party an undivided joint ownership interest, without a duty of accounting, in and to such Joint Collaboration IP. Each Party shall promptly disclose in writing to the other Party any and all Joint Collaboration IP that either Party or its Affiliates may develop in the course of performing the Research Plan, including all invention disclosures or other similar documents describing such Joint Collaboration IP, and respond promptly to all reasonable written requests from the other Party for more information relating to such Joint Collaboration IP. For the avoidance of doubt, Joint Collaboration IP excludes all Jasper Background IP, Aruvant Background IP, Jasper Improvements and Aruvant Improvements.

10.8 License to Joint Collaboration IP. Jasper hereby grants to Aruvant a worldwide, perpetual, irrevocable, exclusive, fully transferable, fully sublicensable (through multiple tiers of sublicensees), royalty-free and fully paid-up license under Jasper’s joint ownership interest in the Joint Collaboration IP to use, make, have made, offer for sale, sell, import and otherwise exploit ARU-1801. Aruvant hereby grants to Jasper a worldwide, perpetual, irrevocable, exclusive, fully transferable, fully sublicensable (through multiple tiers of sublicensees), royalty-free and fully paid-up license under Aruvant’s joint ownership interest in the Joint Collaboration IP to use, make, have made, offer for sale, sell, import and otherwise exploit JSP191.

10.9 No Implied Licenses. There are no implied rights or licenses granted under this Agreement, and except as expressly provided herein, each Party shall retain all right, title, and interest in and to all of such Party’s respective Intellectual Property rights. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (i) nothing in this Agreement shall act as any assignment or transfer of any Jasper Background IP to Aruvant or Aruvant Background IP to Jasper and (ii) neither Party grants any license or other right to use any of such Party’s Trademarks to the other Party under this Agreement.

10.10 Prosecution, Maintenance, Enforcement and Defense. For the avoidance of doubt, (i) Aruvant shall have the sole and exclusive right, but not the obligation, to control the preparation, filing, prosecution, defense and maintenance (collectively, “Prosecution”) of all Patents included in the Aruvant Background IP or Aruvant Improvements and to bring suit or take any other action against any Person for infringement of any such Patents and (ii) Jasper shall have the sole and exclusive right, but not the obligation, to control the Prosecution of all Patents included in the Jasper Background IP or Jasper Improvements and to bring suit or take any other action against any Person for infringement of any such Patents. With respect to any Patents included in the Joint Collaboration IP, the Parties shall mutually agree in writing upon which Party shall control the Prosecution of such Patents as well as the manner in which patent expenses for such Patents will be shared by the Parties. Each Party shall provide the other Party with all reasonable cooperation in connection with such Prosecution, including the execution of any necessary assignment documents. The Party controlling the Prosecution of any Patent included in the Joint Collaboration IP shall provide the other Party reasonable opportunity to review and comment on such Prosecution efforts and such other Party shall provide the Party controlling such Prosecution with all reasonable assistance in such efforts.

11. Term and Termination.

11.1 Term. This Agreement is effective as of the Effective Date, and, unless terminated in accordance with this Section 11, shall expire upon the earlier of: (i) the expiration of the Option Term in the event Aruvant does not exercise the Option, (ii) the effective date of the Collaboration Agreement in the event Aruvant exercises the Option and the Parties execute the Collaboration Agreement and the Clinical Supply Agreement, and (iii) upon the expiration of the Negotiation Period if the Parties fail to execute the Collaboration Agreement or Clinical Supply Agreement within the Negotiation Period (the “Term”).

11.2 Termination for Cause. Either Party may terminate this Agreement (i) for any material breach by the other Party of the provisions of this Agreement that remains uncured for […***…] following written notice of such breach to the other Party or (ii) if such other Party appoints or has appointed a receiver to take possession of such other Party’s assets, or such other Party files for, or involuntarily has filed against it, a petition for bankruptcy or creditor protection, or otherwise if anything analogous under any Applicable Law occurs to such other Party.

11.3 Termination for Convenience. Aruvant may terminate this Agreement for convenience upon thirty (30) days’ prior written notice to Jasper; provided, that such termination will not relieve Aruvant of its obligations (including any cost-sharing obligations) with respect to any […***…] initiated prior to such termination.

11.4 Survival. Notwithstanding anything in this Agreement to the contrary, Sections 1, 8.2 (but only clause (ii) of the first sentence and the entirety of the second sentence thereof), 9, 10.1-10.4, 10.7-10.10, 11.4-11.6, 12.2-12.3, 13 and 14 shall survive any expiration or termination of this Agreement; provided that, the terms and conditions indicated as “BINDING UPON OPTION EXERCISE” in the term sheet set forth in Exhibit D shall immediately terminate in the event this Agreement is terminated (i) by Jasper pursuant to Section 11.2 prior to execution of the Collaboration Agreement and the Clinical Supply Agreement or (ii) by Aruvant pursuant to Section 11.3 (it being understood that, for the avoidance of doubt and notwithstanding any such termination of the terms and conditions indicated as “BINDING UPON OPTION EXERCISE” in the term sheet set forth in Exhibit D, Sections 10.1-10.4 and 10.7-10.10 shall survive any such termination).

11.5 Effect of Termination. Upon termination or expiration of this Agreement and in the event the Parties do not enter into a Collaboration Agreement prior to the expiration or termination of this Agreement: (i) Aruvant shall return to Jasper any remaining Jasper Material and return or destroy all Confidential Information of Jasper in Aruvant’s possession or control in accordance with Section 5 of the MNDA, and shall also deliver to Jasper a statement signed by an authorized representative of Aruvant certifying that all such Jasper Material and Confidential Information of Jasper have been so delivered or destroyed in accordance with Section 5 of the MNDA; and (ii) Jasper shall return to Aruvant any remaining Aruvant Material and return or destroy all Confidential Information of Aruvant in Jasper’s possession or control in accordance with Section 5 of the MNDA, and shall also deliver to Aruvant a statement signed by an authorized representative of Jasper certifying that all such Aruvant Material and Confidential Information of Aruvant have been so delivered or destroyed in accordance with Section 5 of the MNDA.

11.6 Accrued Liabilities; Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

12. Representations and Warranties; Disclaimers; Limitation of Liability.

12.1 Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation; (ii) such Party has full right, power, and authority to enter into and perform this Agreement without the consent of any third party, including the right to grant all licenses granted by such Party in this Agreement; (iii) this Agreement is legally binding upon such Party and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, reorganization, moratorium or similar laws affecting the rights of creditors generally and equitable principles); (iv) the execution, delivery and performance of this Agreement, the exercise of any rights in accordance with the terms of this Agreement and the compliance with the provisions of this Agreement do not and will not (a) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with any agreement, instrument or understanding, whether oral or written, to which it is a party or by which it may be bound, or (b) violate any Applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority having jurisdiction over such Party; (v) such Party has the appropriately qualified and experienced staff and the necessary equipment, experience, means and techniques in order for its activities hereunder to be performed in accordance with the terms and conditions of this Agreement; (vi) such Party’s obligations under the Research Plan shall be performed in a timely, professional and workmanlike manner, consistent with generally accepted industry standards, and in compliance with all Applicable Law; and (vii) neither it nor any of its Affiliates nor any of their respective directors, officers, employees or consultants engaged in carrying out the Research Plan have been debarred or disqualified by any Governmental Authority, including the United States Federal Food, Drug and Cosmetic Act, as it may be amended, or under any Applicable Law or regulations, and such Party will not use in any capacity in connection with this Agreement the services of any individual debarred or disqualified by any Governmental Authority or under any Applicable Law.

12.2 Disclaimer. EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTION 12.1 OF THIS AGREEMENT, (i) THE PROVIDING PARTY’S MATERIAL IS SUPPLIED TO THE RECEIVING PARTY ON AN “AS IS” BASIS, AND (ii) EACH PARTY HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THEY ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.

12.3 Limitation of Liability. EXCEPT ARISING OUT OF (i) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13, (ii) A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 9.1, (iii) A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUD, OR (iv) A PARTY’S INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE, REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

13. Indemnification.

13.1 Indemnification. Each Party (the “Indemnifying Party”) hereby agrees to defend, indemnify and hold the other Party, its Affiliates and its and their respective directors, officers, employees, representatives and agents (each an “Indemnified Party”) harmless from and against any and all liabilities, claims, demands, causes of action, damages, loss and expenses, including reasonable attorneys’ fees, resulting from any third party claim arising out of (i) any breach of this Agreement by the Indemnifying Party, (ii) any gross negligence, recklessness, or willful misconduct of the Indemnifying Party, (iii) any violation of Applicable Law by the Indemnifying Party, (iv) in the case where Jasper is the Indemnifying Party, any actual or alleged harm, injury, damage or death to any Person in connection with the use or administration of JSP191 (other than to the extent arising out of or related to Aruvant’s gross negligence, recklessness, willful misconduct, violation of Applicable Law, breach of this Agreement, or any other use or administration of JSP191 by Aruvant not in strict accordance with the Research Plan), and/or (v) in the case where Aruvant is the Indemnifying Party, any actual or alleged harm, injury, damage or death to any Person in connection with the use or administration of ARU-1801 (other than to the extent arising out of or related to Jasper’s gross negligence, recklessness, willful misconduct, violation of Applicable Law, breach of this Agreement, or any other use or administration of ARU-1801 by Jasper not in strict accordance with the Research Plan).

13.2 Indemnification Procedures. The indemnification obligations of an Indemnifying Party set forth in Section 13.1 are subject to the Indemnified Party giving the Indemnifying Party (i) prompt written notice of any claim for which defense is sought; provided that the failure to provide prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party is adversely prejudiced by such failure and (ii) sole control of the defense and settlement of such claim and reasonably cooperating in such defense and settlement at the Indemnifying Party’s expense; provided that the Indemnifying Party shall not enter into any settlement of any such claim without each Indemnified Party’s prior written consent unless such settlement is solely for monetary payment by the Indemnifying Party and contains an explicit and complete unconditional release of each Indemnified Party in connection with such claim.

14. Miscellaneous.

14.1 Non-Exclusivity. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as restricting Aruvant, either itself or with or through any third party, from developing, manufacturing or commercializing in any manner ARU-1801 or any Aruvant Materials for any purpose, including for use with any products, devices or formulations of any third party.

14.2 Further Assurances. Each Party shall take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, in each case, as may be reasonably required or requested in order to effectuate fully the purposes, terms and conditions of this Agreement.

14.3 Assignment. Neither Party may assign or transfer, in whole or in part, whether voluntarily or by operation of Applicable Law, this Agreement nor any rights or obligations under this Agreement to any other Person without the prior written consent of the other Party, provided, however, that either Party may, without the consent of the other Party, assign this Agreement in its entirety to (i) any of its Affiliates or (ii) a third party in connection with merger, acquisition, change of control, or other sale of such Party or of all or substantially all of the business or assets of such Party related to this Agreement. Any successor, transferee or assignee of a Party must agree in writing to be bound by the terms and conditions of this Agreement, and no assignment or transfer of this Agreement by a Party shall relieve such Party of any of its obligations or liabilities to the other Party under this Agreement that are owing at the time of such assignment or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Any attempted assignment, delegation or other transfer in contravention of this Section 14.3 shall be void ab initio.

14.4 Notices. All notices, requests and other communications to either Party hereunder shall be in writing (including facsimile transmission and electronic mail (email) transmission, so long as a receipt thereof is requested and received) and shall be given, if to Jasper, to:

Jasper Therapeutics, Inc.
2200 Bridge Pkwy Suit #102
Redwood City, CA 94065
USA
Attention: Legal Department
Email: […***…]

if to Aruvant, to:

Aruvant Sciences GmbH
Viaduktstrasse 8, 4051
Basel, Switzerland
Attention: Legal Department
Email: […***…]

with a copy to:

Aruvant Sciences, Inc.
151 West 42nd Street
New York, NY 10036
Attention: […***…]

Roivant Sciences, Inc.
151 West 42nd Street, 15th Floor
New York, New York 10036
Attention: General Counsel
Email: […***…]

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

14.5 Applicable Law / Place of Jurisdiction. The form, execution, validity, construction and effect of this Agreement shall be determined by the laws of New York, New York, regardless of the choice of law principles of that or any other jurisdiction. The rights and obligations of the Parties under this Agreement shall not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Goods, to the extent applicable. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 14.4 shall be deemed effective service of process on such Party.

14.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.7 Entire Agreement; Amendments. This Agreement, together with the MNDA, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes any previous agreements between the Parties (whether written or oral) relating to the subject matter. All modifications, waivers or amendments to this Agreement shall be done in writing executed by both Parties.

14.8 Waiver. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

14.9 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

14.10 Force Majeure. If either Party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, acts of God or government, natural disasters, including pandemics (including COVID-19), epidemics, earthquakes or storms, fire, political strife, terrorism, or failure or delay of transportation, then such Party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use commercially reasonable efforts to avoid or remedy such force majeure and shall continue performance hereunder promptly whenever such force majeure is avoided or remedied.

14.11 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction or other Governmental Authority to be invalid or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination the Parties shall attempt in good faith to negotiate and replace the respective provision by another provision which is valid and enforceable and which represents the purpose of the original provision as closely as possible. This shall apply accordingly to any unintended gaps in the Agreement.

14.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 14.5, in addition to any other remedy to which they are entitled at law or in equity.

14.13 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and neither Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

14.14 Relationship of the Parties. The status of each Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

14.15 Bankruptcy. All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first written above.

Jasper Therapeutics, Inc.		Aruvant Sciences GmbH

By:	/s/ Bill Lis	By:	/s/ Nandini Devi
Name:	Bill Lis	Name:	Nandini Devi
Title:	CEO	Title:	Managing Director

Exhibit A

Jasper Material

Jasper Material:

JSP191 antibody which binds to the CD117 receptor for stem cell factor on blood forming cells.

Amount of Jasper Material:

The amount of material provided to Aruvant by Jasper shall be sufficient for performance of the study as described in Exhibit C.

Exhibit B

Aruvant Material

Aruvant Material:

ARU-1801 consists of […***…] hematopoietic stem and progenitor cells that have been collected and isolated […***…] and transduced ex vivo using a lentiviral vector containing a modified γ globin gene. The modified γ globin gene contains a point mutation at codon 16.

Amount of Aruvant Material:

The amount of material provided to Jasper by Aruvant shall be sufficient for performance of the study as described in Exhibit C.

Exhibit C

Research Plan

This collaborative research plan includes the use of JSP191 in combination with additional conditioning compounds, […***…], to support engraftment of ARU-1801 in SCD patients.

[…***…]

Exhibit D

Term Sheet for Collaboration Agreement and Clinical Supply Agreement

This Exhibit D describes certain material terms of the Collaboration Agreement and Clinical Supply Agreement to be negotiated and entered into by the Parties pursuant to the Agreement following Aruvant’s exercise of the Option in accordance with Section 8 of the Agreement, which Collaboration Agreement would provide for, among other things, terms relating to the further development of ARU-1801 using JSP191 as a conditioning regimen and which Clinical Supply Agreement would provide for, among other things, terms relating to the supply of JSP191 in connection with the clinical development of ARU-1801 pursuant to the Collaboration Agreement.

The obligations of the Parties with respect to the matters covered by the terms and conditions contained in this Exhibit D are subject to the due execution and delivery by the Parties of the written Collaboration Agreement and Clinical Supply Agreement, and such Collaboration Agreement and Clinical Supply Agreement will become effective when signed by duly authorized representatives of both Parties; provided that, notwithstanding the foregoing or anything else herein to the contrary, the terms and conditions that are indicated as “BINDING UPON OPTION EXERCISE” in the left column below shall automatically and immediately come into full force and effect upon Aruvant’s exercise of the Option and thereafter be binding on the Parties.

Capitalized terms used but not defined below shall have the meaning ascribed to such terms in the Agreement (it being understood that, for the avoidance of doubt, all such defined terms shall also be included in the Collaboration Agreement and Clinical Supply Agreement).

Purpose	Joint collaboration between Jasper and Aruvant to continue to study JSP191 in combination with additional conditioning compounds as a conditioning regimen for Aruvant’s ARU-1801 sickle cell disease (SCD) gene corrected blood stem cell therapy.
Collaborative Research and Development Plan

The Collaboration Agreement will set forth terms and conditions outlining the Parties’ collaborative research, with the specific details of a research plan to be set forth as an exhibit to the Collaboration Agreement.

The collaborative research and development plan will include the use of JSP191 in combination with additional conditioning compounds […***…] to support engraftment of ARU-1801 in SCD patients.

Joint Project Team (JPT) and Joint Steering Committee (JSC)	The Collaboration Agreement will include provisions addressing the formation, function and decision making authority of a JPT and JSC and associated dispute escalation and resolution procedures.
Clinical Supply BINDING UPON OPTION EXERCISE	Jasper will supply to Aruvant, […***…], reasonable quantities of JSP191 and related scientific and operational know-how for Aruvant to undertake the SCD patient studies that will be conducted pursuant to the Collaboration Agreement.
Intellectual Property

Effective upon any exercise of the Option by Aruvant, Jasper hereby grants to Aruvant a worldwide, perpetual (except as provided in Section 11.4 of the Agreement), non-exclusive, royalty-free license under the Jasper Background IP and Jasper Improvements that are necessary or reasonably useful to exploit ARU-1801 using JSP191, to use, make, have made, offer for sale, sell, import and otherwise exploit ARU-1801 using JSP191 conditioning. For the avoidance of doubt, no right or license is or will be granted to Aruvant to use, make, have made, offer for sale, sell or otherwise exploit JSP191. Effective upon any exercise of the Option by Aruvant, Jasper hereby grants to Aruvant the right to reference data Controlled by Jasper in connection with the development, manufacturing, obtaining regulatory approval for, and commercialization of ARU-1801 using JSP191 conditioning.

Effective upon any exercise of the Option by Aruvant, Aruvant hereby grants to Jasper a worldwide, perpetual (except as provided in Section 11.4 of the Agreement), non-exclusive, royalty-free license under the Aruvant Background IP and Aruvant Improvements that are necessary or reasonably useful to exploit JSP191 as conditioning for ARU-1801, to use, make, have made, offer for sale, sell, import and otherwise exploit JSP191 as conditioning for ARU-1801. For the avoidance of doubt, no right or license is or will be granted to Jasper to use, make, have made, offer for sale, sell or otherwise exploit ARU-1801. Effective upon any exercise of the Option by Aruvant, Aruvant hereby grants to Jasper the right to reference data Controlled by Aruvant in connection with the development, manufacturing, obtaining regulatory approval for, and commercialization of JSP191 as conditioning for ARU-1801.

In addition to and without limiting the foregoing, the Collaboration Agreement will include intellectual property ownership and license terms consistent with Sections 10.1 - 10.9 of the Agreement (it being understood that the Parties will mutually agree on additional provisions governing the prosecution, maintenance, enforcement and defense of the Joint Collaboration IP).

Milestones BINDING UPON OPTION EXERCISE

Aruvant will pay Jasper the following […***…] milestone payments: (i) […***…] ([…***…]) within […***…] following receipt of notice that […***…]; and (ii) […***…] ([…***…]) within […***…] following receipt of notice that […***…] (such milestone events collectively, the “Aruvant […***…] Milestones” and such milestone payment amounts collectively, the “Aruvant […***…] Milestone Payments”).

For purposes hereof, “Applicable Date” means the earlier of (i) the date upon which Aruvant is in possession of […***…] of data and results generated under the Research Plan (including all Reports from Jasper) for the […***…] and (ii) the date upon which all data and results generated under the Research Plan (including all Reports from Jasper) for the […***…] following […***…].

If prior to the Applicable Date, Jasper enters into a non-exclusive definitive research and collaboration agreement with respect to gene therapy for sickle cell disease using JSP191 combinations for conditioning (“Third Party R&D Agreement”) with a third party (the “Third Party”), where such Third Party R&D Agreement includes milestone payment amounts payable by such Third Party to Jasper with respect to (i) the first […***…] and (ii) the first […***…] (such milestone events collectively, the “Third Party […***…] Milestones”), then, promptly following the execution of such Third Party R&D Agreement, Jasper may disclose to Aruvant the milestone payments that are payable to Jasper in connection with such Third Party […***…] Milestones under such Third Party R&D Agreement (the “Third Party […***…] Milestone Payments”) and provide a copy of such executed Third Party R&D Agreement to Aruvant (provided that Jasper shall be permitted to redact terms of the Third Party R&D Agreement that are not related to the milestone payments payable under such Third Party R&D Agreement). Aruvant may, within […***…] following its receipt of such copy of the executed Third Party R&D Agreement (such […***…] period, the “Election Period”), elect to replace in the Collaboration Agreement the Aruvant […***…] Milestone Payments with the corresponding Third Party […***…] Milestone Payments; provided, however, that (a) if the market capitalization of such Third Party exceeds […***…] ([…***…]) as of the execution date of the Third Party R&D Agreement, then Aruvant shall only be obligated to pay […***…] percent ([…***…]%) of such Third Party […***…] Milestone Payments following the achievement of the corresponding Aruvant […***…] Milestones by Aruvant and (b) in no event shall the aggregate amount of upfront and milestone fees payable by Aruvant to Jasper under the Collaboration Agreement and the Agreement exceed […***…] ([…***…]). If Aruvant does not elect to make such replacement of such Aruvant […***…] Milestone Payments within the Election Period, then Jasper may terminate the Collaboration Agreement as well as all of the rights and licenses granted to either Party in this Exhibit D and, if applicable, the Option Term and Negotiation Period will expire, effective immediately upon written notice to Aruvant. If Aruvant elects to make such replacement of such Aruvant […***…] Milestone Payments, such Third Party […***…] Milestone Payments will become payable within […***…] following any achievement of the corresponding Aruvant […***…] Milestones by Aruvant. For the avoidance of doubt and notwithstanding anything herein to the contrary, (A) except as expressly provided in this section of Exhibit D entitled “Milestones”, no other consideration shall be payable by Aruvant to Jasper under the Collaboration Agreement and (B) in the event that, following execution of a Third Party R&D Agreement, Jasper does not promptly disclose to Aruvant the Third Party […***…] Milestone Payments and provide a copy of such executed Third Party R&D Agreement to Aruvant, (1) Aruvant shall have no obligation to elect to replace the Aruvant […***…] Milestone Payments with such corresponding Third Party […***…] Milestone Payments, (2) Jasper shall have no right to terminate the Collaboration Agreement, Option Term or Negotiation Period for Aruvant not electing to replace the Aruvant […***…] Milestone Payments with such corresponding Third Party […***…] Milestone Payments and (3) the Collaboration Agreement, Option Term and Negotiation Period will continue in full force and effect.

Term & Termination	The Collaboration Agreement and Clinical Supply Agreement will terminate following completion of the collaboration, subject to ordinary and customary survival provisions and rights of either Party to terminate earlier for cause. Aruvant will have the right to terminate the Collaboration Agreement and Clinical Supply Agreement for convenience.
Governing Law	New York (with terms consistent with Section 14.5 of the Agreement).
Miscellaneous	The Collaboration Agreement and Clinical Supply Agreement will include other ordinary and customary terms for agreements of their type, including representations and warranties, indemnification, confidentiality, limitations of liability, insurance, regulatory, quality, and compliance with laws.

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